Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 180 Maiden Lane New York, NY 10038 www.aig.com	Contacts: Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Jon Diat (Media): 212-770-3505; jon.diat@aig.com

AIG REPORTS SECOND QUARTER 2013 NET INCOME ATTRIBUTABLE TO AIG OF $2.7 BILLION AND DILUTED EARNINGS PER SHARE OF $1.84

•	Second quarter 2013 after-tax operating income attributable to AIG of $1.7 billion, after-tax operating income per share attributable to AIG of $1.12

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On August 1, 2013, our Board of Directors declared a quarterly dividend on AIG common stock, par value $2.50 per share (AIG Common Stock), of $0.10 per share and authorized the repurchase of shares of AIG Common Stock, with an aggregate purchase price of up to $1.0 billion. The announced actions were approved without assuming a sale of International Lease Finance Corporation

•	Seventh consecutive quarter of positive after-tax operating income attributable to AIG, with solid performance across all areas of the company

•	Insurance operating income of $2.3 billion, up 21 percent from the prior-year second quarter

•	Liability management helped reduce debt in the second quarter by $931 million

•	As of August 1, 2013, the closing of the ILFC transaction has not occurred

NEW YORK, August 1, 2013 – American International Group, Inc. (NYSE: AIG) today reported net income attributable to AIG of $2.7 billion for the quarter ended June 30, 2013, compared to $2.3 billion for the second quarter of 2012. After-tax operating income attributable to AIG was $1.7 billion for the second quarters of both 2013 and 2012.

Diluted earnings per share attributable to AIG were $1.84 for the second quarter of 2013, compared with $1.33 for the second quarter of 2012. After-tax operating income per share attributable to AIG was $1.12 for the second quarter of 2013, compared with $0.96 in the second quarter of 2012. Net income attributable to AIG for the quarter exceeded after-tax operating income attributable to AIG largely due to valuation allowance releases associated with deferred tax assets from capital loss carryforwards.

FOR IMMEDIATE RELEASE

“AIG’s solid performance this quarter demonstrates the strength of our diverse global operations,” said Robert H. Benmosche, President and Chief Executive Officer of AIG. “These results underscore our businesses’ strong fundamentals and reflect our continued commitment to meeting and exceeding the expectations of our customers across all facets of our organization.

“We are pleased with our continued progress and focus on fundamentals as the new AIG – a stronger, simpler, more focused company with a renewed vision and vigor for the future,” Mr. Benmosche added. “Our profits this quarter illustrate the success of our continued focus on our core insurance operations and ongoing commitment to capital management. Our property casualty, life and retirement, and mortgage insurance businesses all posted strong operating results. In particular, we witnessed strength this quarter in underwriting improvements and the successful continuation of the shift in our business mix in AIG Property Casualty, disciplined spread management in AIG Life and Retirement, strong performance in our investments, and continued improvement in our mortgage insurance business where about half of net premiums earned in the second quarter of this year were from business written post-2008.”

Mr. Benmosche concluded, “Our dedication to operating as one unified company is yielding positive results, and we continue to believe that the benefits of increased collaboration across our company will build and improve upon this quarter’s strong earnings.”

Capital and Liquidity

•	AIG shareholders’ equity totaled $97.5 billion at June 30, 2013.

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Book value per common share, excluding Accumulated other comprehensive income (AOCI), of $61.25, up 11 percent from the prior-year second quarter. Reported book value per share declined 2 percent from the prior quarter to $66.02 reflecting the impact of the recent rise in interest rates on unrealized investment gains.

•	Cash dividends and loan repayments to AIG Parent from AIG Property Casualty and AIG Life and Retirement subsidiaries totaled $1.3 billion in the second quarter of 2013.

•	AIG Parent liquidity sources amounted to approximately $14.7 billion at June 30, 2013, including $11.0 billion of cash, short-term investments, and unencumbered fixed maturity securities.

•	Liability management helped reduce debt in the second quarter of 2013 by $931 million, including the redemption of $750 million aggregate principal amount of our hybrid securities.

FOR IMMEDIATE RELEASE

AFTER-TAX OPERATING INCOME

	Three Months Ended June 30,
(in millions)	2013	2012
Insurance Operations
AIG Property Casualty	$1,085	$936
AIG Life and Retirement	1,151	933
Mortgage Guaranty (reported in Other Operations)	73	43

Total Insurance Operations	2,309	1,912

Direct Investment book	591	434
Global Capital Markets	175	(25)
Change in fair value of AIA (including realized gains in 2012)	—	(493)
Change in fair value of ML III	—	1,306
Interest expense	(353)	(392)
Corporate expenses	(253)	(224)
Other	(1)	(54)

Pre-tax operating income	2,468	2,464

Income tax expense	(786)	(779)
Other noncontrolling interest	(27)	(7)

After-tax operating income attributable to AIG	$1,655	$1,678

AIG PROPERTY CASUALTY

AIG Property Casualty reported operating income of $1.1 billion in the second quarter of 2013, compared to operating income of $936 million in the second quarter of 2012. Underwriting performance improved in the second quarter of 2013, as evidenced by the accident year combined ratio, as adjusted, which excludes catastrophes and prior year development, which declined to 96.5 from 98.3 in the second quarter of 2012. Net investment income in the second quarter of 2013 also benefited from the strong performance of alternative investments and gains on fair value option securities. As part of AIG’s continued focus on capital management, AIG Property Casualty paid $792 million in cash dividends to AIG Parent during the second quarter of 2013.

The second quarter 2013 combined ratio was 102.6, compared to 102.4 in the second quarter of 2012. Second quarter 2013 results included catastrophe losses of $316 million and adverse net prior year development of $154 million (net of premium adjustments), primarily due to a Storm Sandy loss reserve increase of $142 million. These additional Storm Sandy losses related to a small number of existing large and complex commercial claims. The second quarter 2013 accident year loss ratio, as adjusted, improved to 61.9 compared to 64.8 in the second quarter of 2012, driven by a continued shift to higher value business, enhanced risk selection, and

FOR IMMEDIATE RELEASE

rate increases. The second quarter 2013 acquisition ratio was 20.0, a 0.4 point increase compared to the second quarter of 2012. The general operating expense ratio was 14.6, a 0.7 point increase compared to the second quarter of 2012, as a result of increased personnel-related costs during the second quarter of 2013 offset by a decrease in bad debt expense and reduced costs for infrastructure projects. The general operating expense ratio was also higher due to the lower net premiums earned base.

Second quarter 2013 net premiums written of $9.3 billion increased 1.8 percent compared to the second quarter of 2012 due to pricing increases and focused growth efforts. Excluding the impact of a change in the timing of recognizing the excess of loss ceded premiums written and foreign exchange, second quarter 2013 net premiums written increased 4.0 percent compared to the second quarter of 2012.

Commercial Insurance net premiums written, excluding the impact of the two items noted above, increased 3.6 percent compared to the second quarter of 2012. Higher net premiums written were primarily due to growth in new business and pricing. Consumer Insurance net premiums written, excluding the impact of the two items noted above, increased 4.7 percent compared to the second quarter of 2012. Consumer Insurance continued to focus on growing higher value lines of business, while expanding direct marketing as part of its multi-channel distribution strategy.

Commercial Insurance reported second quarter 2013 operating income of $535 million and a combined ratio of 101.7, compared to operating income of $745 million and a combined ratio of 99.3 in the second quarter of 2012. The second quarter 2013 accident year loss ratio, as adjusted, improved to 62.2 from 67.3 in the second quarter of 2012, primarily due to the shift to higher value business, enhanced risk selection, and rate increases. The second quarter 2013 acquisition ratio was 16.3, a 0.9 point decrease compared to the second quarter of 2012 due to a change in business mix and insurance-related assessments. The second quarter 2013 general operating expense ratio was 12.8, a 1.4 point increase compared to the second quarter of 2012, primarily due to lower net premiums earned and increased personnel-related costs offset by a decrease in bad debt expense.

Consumer Insurance reported second quarter 2013 operating income of $91 million and a combined ratio of 100.1, compared to operating income of $192 million and a combined ratio of 97.7 in the second quarter of 2012. The second quarter 2013 accident year loss ratio, as adjusted, was 60.2 compared to 59.1 in the second quarter of 2012. The second quarter 2013 acquisition ratio was 25.9, a 2.4 point increase over the second quarter of 2012, due to continued changes in Consumer Insurance’s business mix and investments in direct marketing. The second quarter 2013 general operating expense ratio was 15.3, a 0.3 point increase compared to the second quarter of 2012, primarily due to lower net premiums earned and increased personnel-related costs, partially offset by reduced costs for infrastructure projects.

FOR IMMEDIATE RELEASE

Pre-tax operating income in the Other Property Casualty category was $459 million, an increase of $460 million over the prior-year period, principally due to a $268 million improvement in net investment income and lower prior-year unfavorable development from business no longer being written.

AIG LIFE AND RETIREMENT

AIG Life and Retirement reported operating income of $1.2 billion in the second quarter of 2013, an increase of 23 percent compared to $933 million in the second quarter of 2012. Strong second quarter 2013 performance included robust sales of variable annuities and retail mutual funds, solid growth in fee income, effective spread management, and higher net investment income. Overall net flows turned positive in the quarter despite outflows in fixed annuities, resulting from the low interest rate environment and increased surrenders due to an increase in in-force business coming out of its surrender charge period, and in group retirement. AIG Life and Retirement’s ongoing actions to manage crediting rates were effective in enhancing profitability in the quarter.

Net investment income in the second quarter of 2013 was $2.6 billion, a 5 percent increase from the second quarter of 2012. Net investment income in the current quarter benefited from higher returns on alternative investments compared to the second quarter of 2012. This increase was partially offset by an $84 million decline in the quarter in the fair value of AIG Life and Retirement’s investment in The People’s Insurance Company (Group) of China Limited. The base investment yield in the second quarter of 2013 was 5.35 percent compared to 5.5 percent in the second quarter of 2012, reflecting reinvestment of assets over the last 12 months at rates which were lower than the weighted average yield of the overall portfolio. However, through disciplined management of new and renewal crediting rates consistent with product pricing objectives and market conditions, AIG Life and Retirement expanded base net investment spreads in the quarter for both Fixed Annuities and Group Retirement. AIG Life and Retirement also continued to realize significant tax gains in its fixed income investment portfolio to utilize its capital loss carryforwards.

Assets under management rose 10 percent to $294 billion at the end of the second quarter of 2013 compared to $268 billion at the end of the second quarter of 2012. Net flows and account values increased substantially compared to the prior-year period. The growth in assets under management was also aided by the development of the Stable Value Wrap business. Partially offsetting the increase was the impact of the recent rise in interest rates, which resulted in a reduction in AIG Life and Retirement’s unrealized gain position on available for sale securities.

Premiums and deposits totaled $6.8 billion in the second quarter of 2013, an increase of 24 percent compared to $5.4 billion in the second quarter of 2012. Sales of individual variable annuities and retail mutual funds drove this strong performance. Compared to the second quarter of 2012, Retirement Income Solutions and Retail Mutual Fund

FOR IMMEDIATE RELEASE

premiums and deposits increased 65 percent and 96 percent, respectively, with individual variable annuities achieving sales of $2.2 billion in the second quarter of 2013.

The Retail segment reported quarterly operating income of $670 million, an increase of 25 percent compared to the second quarter of 2012, driven by account value growth that led to higher fee income along with the segment’s ongoing strategy to actively manage spreads in its interest rate-sensitive products. The Retail segment’s realigned distribution system continued to deliver strong performance, generating robust sales and positive net flows in the quarter. Higher alternative investment income also contributed to the increase in operating income.

The Institutional segment reported quarterly operating income of $481 million, an increase of 21 percent compared to the second quarter of 2012. Group Retirement and Institutional Markets each contributed solidly to the performance in the quarter. The improvement in results from the second quarter of 2012 was primarily generated by higher net investment income and active spread management.

In the second quarter of 2013, AIG Life and Retirement provided approximately $545 million in liquidity to AIG Parent, including cash dividends and loan repayments.

MORTGAGE GUARANTY

United Guaranty Corporation, AIG’s residential mortgage guaranty operations, reported operating income of $73 million for the second quarter of 2013 compared to operating income of $43 million in the second quarter of 2012. Second quarter 2013 results included a net favorable impact of $49 million from commutations, settlements, and reserve releases.

Net premiums written were $275 million for the second quarter of 2013, compared to $212 million in the second quarter of 2012. Domestic first-lien new insurance written totaled $13.8 billion in principal of loans insured for the quarter, up 62 percent from $8.5 billion for the same period in 2012, driven primarily by increased mortgage originations as well as new and expanded distribution channels. Quality remained high, with an average FICO score of 755 and an average loan-to-value of 92 percent on new business.

OTHER OPERATIONS

AIG’s Other Operations (excluding Mortgage Guaranty) reported second quarter 2013 operating income of $126 million, compared to $639 million in the second quarter of 2012. Operating income for the second quarter of 2013 included growth in Direct Investment book earnings resulting primarily from fair value appreciation on asset-backed security collateralized debt obligations that were acquired in the fourth quarter of 2012. The second quarter of 2012 results included $813 million of pre-tax net fair value gains related to AIG’s interests in Maiden Lane III LLC and AIA Group Limited.

FOR IMMEDIATE RELEASE

Note on 10-Q Timing

On August 1, 2013, the Internal Revenue Service issued a general release. This release caused us to modify the amount of Deferred Tax Valuation Allowance that we planned to record for the second quarter of 2013. The earnings release, conference call slides, and financial supplement have all been updated appropriately as issued. Our usual practice is to file the 10-Q when the earnings are released. However, the second quarter 10-Q will be issued early next week to accommodate the EDGAR electronic process.

Conference Call

AIG will host a conference call tomorrow, Friday, August 2, 2013, at 8:00 a.m. EDT to review these results. The call is open to the public and can be accessed via a live listen-only webcast at www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investor Information section at www.aig.com.

The conference call (including the conference call presentation material), the earnings release and the financial supplement may include projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target” or “estimate.” These projections, goals, assumptions and statements may address, among other things: the monetization of AIG’s interests in ILFC, including whether AIG’s proposed sale of up to 90 percent of ILFC will be completed and if completed, the timing and final terms of such sale; AIG’s exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers, and sovereign bond issuers; AIG’s exposure to European governments and European financial institutions; AIG’s strategy for risk management; AIG’s generation of deployable capital; AIG’s return on equity and earnings per share long-term aspirational goals; AIG’s strategies to grow net investment income, efficiently manage capital and reduce expenses; AIG’s strategies for customer retention, growth, product development, market position, financial results and reserves; and the revenues and combined ratios of AIG’s subsidiaries. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include: changes in market conditions; the occurrence of catastrophic events, both natural and man-made; significant legal proceedings; the timing and applicable requirements of any new regulatory framework to which AIG is subject as a savings and loan holding company, as a systemically important financial institution, and as a global systemically important insurer; concentrations in AIG’s investment portfolios; actions by credit rating agencies; judgments concerning casualty insurance underwriting and insurance liabilities; judgments concerning the recognition of deferred tax assets; and such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) and in Part II, Item 1A. Risk Factors in

FOR IMMEDIATE RELEASE

AIG’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, in Part I, Item 2. MD&A in AIG’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and in Part I, Item 1A. Risk Factors and in Part II, Item 7. MD&A in AIG’s Annual Report on Form 10-K for the year ended December 31, 2012. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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Comment on Regulation G

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful, representative and most transparent. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “accounting principles generally accepted in the United States.” The non-GAAP financial measures AIG presents may not be comparable to similarly named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the Second Quarter 2013 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

Book Value Per Common Share Excluding Accumulated Other Comprehensive Income (Loss) (AOCI) is used to show the amount of AIG’s net worth on a per-share basis. AIG believes Book Value Per Common Share Excluding AOCI is useful to investors because it eliminates the effect of non-cash items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale portfolio and foreign currency translation adjustments. Book Value Per Common Share Excluding AOCI is derived by dividing Total AIG shareholders’ equity, excluding AOCI, by Total common shares outstanding.

AIG uses the following operating performance measures because it believes they enhance understanding of the underlying profitability of continuing operations and trends of AIG and its business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors.

After-tax operating income (loss) attributable to AIG is derived by excluding the following items from net income (loss) attributable to AIG: income (loss) from discontinued operations, net loss (gain) on sale of divested businesses, income from divested businesses, legacy tax adjustments primarily related to certain changes in uncertain tax positions and other tax adjustments, legal reserves (settlements) related to “legacy crisis matters,” deferred income tax valuation allowance (releases) charges, changes in fair value of AIG Life and Retirement securities designated to hedge living benefit liabilities, changes in benefit reserves and deferred policy acquisition costs

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(DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital (gains) losses, (gain) loss on extinguishment of debt, net realized capital (gains) losses, non-qualifying derivative hedging activities, excluding net realized capital (gains) losses, and bargain purchase gain. “Legacy crisis matters” include favorable and unfavorable settlements related to events leading up to and resulting from AIG’s September 2008 liquidity crisis and legal fees incurred by AIG as the plaintiff in connection with such legal matters. See page 12 for the reconciliation of Net income attributable to AIG to After-tax operating income attributable to AIG.

AIG Property Casualty Operating income (loss) includes both underwriting income (loss) and net investment income, but excludes net realized capital (gains) losses, other (income) expense, legal settlements related to legacy crisis matters described above and bargain purchase gain. Underwriting income (loss) is derived by reducing net premiums earned by claims and claims adjustment expense, acquisition expense and general operating expense.

AIG Property Casualty, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of claims and claims adjustment expense, and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

AIG Property Casualty Accident year loss ratio, as adjusted, is the loss ratio excluding catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Catastrophe losses are generally weather or seismic events having a net impact on AIG Property Casualty in excess of $10 million each.

AIG Property Casualty Accident year combined ratio, as adjusted, is the combined ratio excluding catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting.

AIG Life and Retirement Operating income (loss) is derived by excluding the following items from net income (loss): legal settlements related to legacy crisis matters described above, changes in fair values of fixed maturity securities designated to hedge living benefit liabilities (net of interest expense), net realized capital (gains) losses, and changes in benefit reserves and DAC, VOBA, and SIA related to net realized capital (gains) losses. AIG believes that Operating income (loss) is useful because excluding these volatile items permits investors to better assess the operating performance of the underlying business by highlighting the results from ongoing operations.

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AIG Life and Retirement premiums and deposits include life insurance premiums and deposits on annuity contracts, guaranteed investment contracts and mutual funds.

Other Operations Operating income (loss) is income (loss) excluding certain legal reserves (settlements) related to legacy crisis matters described above, (gain) loss on extinguishment of debt, Net realized capital (gains) losses, net (gains) losses on sale of divested businesses and properties, and income from divested businesses.

Results from discontinued operations are excluded from all of these measures.

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American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIG_LatestNews | LinkedIn: http://www.linkedin.com/company/aig |

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Financial Highlights*

(in millions, except share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Inc. (Dec.)	2013	2012	% Inc. (Dec.)
AIG Property Casualty Operations:
Net premiums written	$9,263	$9,095	1.8%	$17,700	$17,915	(1.2)%

Net premiums earned	8,347	8,820	(5.4)	16,905	17,508	(3.4)
Claims and claims adjustment expenses incurred	5,679	6,079	(6.6)	11,092	11,988	(7.5)
Acquisition expense	1,671	1,733	(3.6)	3,359	3,490	(3.8)
General operating expense	1,222	1,225	(0.2)	2,448	2,427	0.9

Underwriting income (loss)	(225)	(217)	(3.7)	6	(397)	—
Net investment income	1,310	1,153	13.6	2,668	2,376	12.3
Operating income	1,085	936	15.9	2,674	1,979	35.1
Net realized capital gains (losses) (a)	73	23	217.4	85	(112)	—
Other income	10	2	400.0	13	4	225.0

Pre-tax Income	$1,168	$961	21.5	$2,772	$1,871	48.2

Loss ratio	68.0	68.9		65.6	68.5
Acquisition ratio	20.0	19.6		19.9	19.9
General operating expense ratio	14.6	13.9		14.5	13.9

Combined ratio	102.6	102.4		100.0	102.3

AIG Life and Retirement Operations:
Premiums	$649	$632	2.7	$1,269	$1,246	1.8
Policy fees	623	567	9.9	1,238	1,151	7.6
Net investment income	2,637	2,521	4.6	5,514	5,406	2.0
Advisory fee and other income	419	312	34.3	812	616	31.8

Total revenues	4,328	4,032	7.3	8,833	8,419	4.9
Benefits and expenses	3,177	3,099	2.5	6,288	6,175	1.8
Operating income	1,151	933	23.4	2,545	2,244	13.4
Legal settlements	359	—	—	467	—	—
Changes in fair value of fixed income securities designated to hedge living benefit liabilities, net of interest expense	(69)	70	—	(98)	51	—
Change in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(1,152)	(552)	(108.7)	(1,211)	(516)	(134.7)
Net realized capital gains (losses)	1,430	326	338.7	1,586	(140)	—

Pre-tax income	$1,719	$777	121.2	$3,289	$1,639	100.7
Other operations, operating income	199	682	(70.8)	47	3,010	(98.4)
Other operations, pre-tax income (loss) before net realized capital gains (losses)	146	(55)	—	(355)	2,264	—
Other operations, net realized capital gains (losses) (a)	124	(61)	—	211	356	(40.7)
Consolidation and elimination adjustments related to operating income (loss)	27	(89)	—	53	(61)	—
Consolidation and elimination adjustments related to non-operating income (loss), including net realized capital gains (losses) (a)	(37)	136	—	9	66	(86.4)

Income from continuing operations before income taxes	3,147	1,669	88.6	5,979	6,135	(2.5)
Income tax expense (benefit)	422	(491)	—	1,116	590	89.2

Income from continuing operations	2,725	2,160	26.2	4,863	5,545	(12.3)
Income from discontinued operations, net of tax	33	179	(81.6)	126	243	(48.1)

Net income	2,758	2,339	17.9	4,989	5,788	(13.8)

Less: Net income from continuing operations attributable to noncontrolling interests:
Noncontrolling nonvoting, callable, junior and senior preferred interests	—	—	—	—	208	—
Other	27	7	285.7	52	40	30.0

Total net income attributable to noncontrolling interests	27	7	285.7	52	248	(79.0)

Net income attributable to AIG	$2,731	$2,332	17.1%	$4,937	$5,540	(10.9)%

Financial Highlights -continued

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Inc. (Dec.)	2013	2012	% Inc. (Dec.)

Net income attributable to AIG	$2,731	$2,332	17.1%	$4,937	$5,540	(10.9)%
Adjustments to arrive at after-tax operating income attributable to AIG (amounts are net of tax):
Income from discontinued operations	(33)	(179)	81.6	(126)	(243)	48.1
Net losses on sale of divested businesses	31	—	—	31	2	NM
Uncertain tax positions and other tax adjustments	64	331	(80.7)	690	331	108.5
Legal reserves (settlements) related to legacy crisis matters	(257)	473	—	(321)	477	—
Deferred income tax valuation allowance releases	(752)	(1,283)	41.4	(1,538)	(1,576)	2.4
Changes in fair value of AIG Life and Retirement securities designated to hedge living benefit liabilities	45	(45)	—	64	(33)	—
Change in benefit reserves and DAC, VOBA and SIA related to net realized capital gains	835	359	132.6	889	336	164.6
Loss on extinguishment of debt	25	6	316.7	246	6	NM
Net realized capital gains	(1,034)	(302)	(242.4)	(1,235)	(103)	NM
Non-qualifying derivative hedging activities, excluding net realized capital losses	—	(14)	—	—	(13)	—

After-tax operating income attributable to AIG	$1,655	$1,678	(1.4)	$3,637	$4,724	(23.0)

Income per common share:

Basic
Income from continuing operations	$1.83	$1.23	48.8	$3.26	$2.92	11.6
Income from discontinued operations	0.02	0.10	(80.0)	0.08	0.13	(38.5)

Net income attributable to AIG	$1.85	$1.33	39.1	$3.34	$3.05	9.5

Diluted
Income from continuing operations	$1.82	$1.23	48.0	$3.25	$2.92	11.3
Income from discontinued operations	0.02	0.10	(80.0)	0.08	0.13	(38.5)

Net income attributable to AIG	$1.84	$1.33	38.3	$3.33	$3.05	9.2

After - tax operating income attributable to AIG	$1.12	$0.96	16.7%	$2.46	$2.60	(5.4)

Weighted average shares outstanding:
Basic	1,476.5	1,756.7		1,476.5	1,816.3
Diluted	1,482.2	1,756.7		1,479.5	1,816.4

Book value per share (b)				$66.02	$60.58	9.0
Book value per common share excluding accumulated other comprehensive income (c)				$61.25	$55.30	10.8%

Return on equity (d)	11.1%	9.0%		10.0%	10.7%
Return on equity, excluding accumulated other comprehensive income (e)	12.3%	9.8%		11.2%	11.6%
Return on equity - after-tax operating income (f)	7.4%	7.0%		8.4%	9.9%

Financial highlights - notes

*	Including reconciliation in accordance with Regulation G.
(a)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment, including the related foreign exchange gains and losses.
(b)	Represents total AIG shareholders’ equity divided by common shares outstanding.
(c)	Represents total AIG shareholders’ equity, excluding accumulated other comprehensive income (AOCI) divided by shares outstanding.
(d)	Computed as Actual or Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity. Equity includes deferred tax assets.
(e)	Computed as Actual or Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity, excluding AOCI. Equity includes deferred tax assets.
(f)	Computed as Actual or Annualized after-tax operating income divided by average AIG shareholders’ equity, excluding AOCI. Equity includes deferred tax assets.